For Immediate Release	EXHIBIT 99.1

WSI Industries Reports Fiscal 2016 First Quarter Financial Results

December 21, 2015—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2016 first quarter ending November 29, 2015 of $9,731,000, versus the prior year amount of $10,098,000. Net income for the fiscal 2016 first quarter was $132,000 or $.05 per diluted share versus the prior year quarter of $167,000 or $.06 per diluted share.

Related to the quarter results, Benjamin Rashleger, president and chief executive officer, commented: “Our fiscal 2016 first quarter sales were down from the prior year quarter due to the continued slump in our energy business. However, our core business in the recreational powersports market experienced another rise with sales increasing by 11% over the prior year quarter.” Rashleger continued: “The impact of the low price of oil and natural gas has essentially idled our energy related business. This reduction has, and will continue to, impact our results while we backfill our available and underutilized capacity which leaves us well positioned to capture new business.”

Related to the business, Rashleger commented: “We understand the importance of having a robust business development system in place to drive our diversification and growth goals. We have been making important and strategic changes to our organization and strategy as it relates to business development, and we were pleased to recently announce the addition of Tom Schmeling as our Director of Business Development and Marketing. Tom will lead an independent and dedicated department and team with the sole responsibility of developing new business in strategic industries and with strategic accounts in those industries. Tom will be responsible for all of our business development and marketing strategies and the execution towards those strategies. We are excited about the potential Tom will bring to our organization, and for the benefit his contribution and leadership will bring to our diversification and growth goals. Tom’s addition will complement and further improve the traction we’ve developed in our current business development efforts, and we believe the quality of our existing opportunities remains good.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable January 20, 2016 to holders of record on January 6, 2016.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

In thousands, except per share amounts

	First quarter ended
	November 29, 2015	November 30, 2014
Net Sales	$9,731	$10,098
Cost of products sold	8,843	9,059
Gross margin	888	1,039

Selling and administrative expense	705	700
Interest and other income	(1)	(2)
Interest and other expense	82	88
Earnings from operations before income taxes	102	253
Income tax expense (benefit)	(30)	86
Net earnings	$132	$167

Basic earnings per share	$0.05	$0.06

Diluted earnings per share	$0.05	$0.06

Weighted average number of common shares outstanding	2,920	2,904

Weighted average number of dilutive common shares outstanding	2,932	2,961

WSI INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands

	November 29, 2015	November 30, 2014
Assets:
Total Current Assets	$13,114	$12,982
Property, Plant, and Equipment, net	12,465	12,831
Intangible Assets, net	2,378	2,382
Total Assets	$27,957	$28,195

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,244	$4,720
Long-term debt	7,959	8,203
Deferred tax liabilities	1,826	2,060
Shareholders’ equity	13,928	13,212
Total Liabilities and Shareholders’ Equity	$27,957	$28,195

WSI INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	November 29, 2015	November 30, 2014

Cash flows from operating activities (1)	$1,454	$436
Cash used in investing activities	(50)	(33)
Cash used in financing activities	(513)	(546)
Net increase (decrease) in cash and cash equivalents	891	(143)

Cash and cash equivalents at beginning of period	4,150	3,233

Cash and cash equivalents at end of period	$5,041	$3,090

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $619 and $619 at November 29, 2015 and November 30, 2014, respectively.